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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ZANETT, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                   DELAWARE                             56-4389547
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(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

      635 MADISON AVE., 15TH FLOOR
              NEW YORK, NY                               10022
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(Address of Principal Executive Offices)              (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|


Securities Act registration statement file number to which this form relates:

---------------
(if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

                Title of Each Class            Name of Each Exchange on Which
                to be so Registered            Each Class is to be Registered
                -------------------            ------------------------------
           Common Stock, par value $0.001        Philadelphia Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None*
                                ----------------
                                (Title of Class)

*As described in the Company's Current Report on Form 8-K12G3 filed on February 7, 2001, the Company is the successor issuer to BAB Holdings, Inc. for registration and reporting purposes under the Act.

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         We are authorized to issue a total of 50,000,000 shares of our common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of July 22, 2005, there were 28,871,688 shares of common stock issued and outstanding, 10,000,000 shares of common stock reserved for issuance under the Company's Amended and Restated Incentive Stock Plan, 1,424,665 shares of common stock reserved for issuance under other options granted by the Company, and no shares of preferred stock were issued or outstanding. The following description of our capital stock is not intended to be complete and is qualified in its entirety by reference to our certificate of incorporation and by-laws and applicable law.

COMMON STOCK

      The holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to the preferential rights, if any, with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds. The holders of the common stock have no preemptive rights or rights to convert shares of our common stock into any other securities and are not subject to future calls or assessments by us. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

         Our board of directors is authorized, without further stockholder action, to provide for the issuance of shares of preferred stock in one or more classes or series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights and such qualifications, privileges, limitations or restrictions, as are stated and expressed in the resolutions adopted by the board of directors providing for the issuance of such class or series. We may amend from time to time our certificate of incorporation and by-laws to increase the number of authorized shares of preferred stock or common stock or to make other changes or additions.

ANTI-TAKEOVER PROVISIONS

         Certificate of Incorporation and By-laws. Certain provisions of our certificate of incorporation and by-laws summarized below may delay, defer or prevent a fundamental change of the Company, including a change in control, and may adversely affect the voting and other rights of holders of our common stock. Our certificate of incorporation and by-laws provide:

         o that directors can be removed with or without cause only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast in an election of directors;

         o that special meetings of stockholders may only be called by the chairman of the board, the chief executive officer or the board of directors;

         o that we may issue preferred stock with such rights, preferences, privileges and limitations as our board of directors may establish;

         o advance notice procedures with regard to the nomination, other than pursuant to the notice of meeting or by or at the direction of the board of directors, of candidates for election as directors; and



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         o procedures providing that a notice of proposed stockholder nominations for the election of directors must be timely given in writing to our secretary generally not less than 60 days before the meeting at which directors are to be elected.

         Delaware General Corporation Law. The terms of Section 203 of the Delaware General Corporation Law apply to us because we are a publicly-traded Delaware corporation and have not made an election to exclude ourselves from the restrictions imposed by the section. This section of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a fundamental change of the Company, including a change of control, and may adversely affect the voting and other rights of holders of our common stock.

         Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder," as defined below, for a period of three years from the date that person became an interested stockholder, unless:

         o the transaction that results in a person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

         o upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

         o at or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

         Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

         o the owner of 15% or more of the outstanding voting stock of the corporation; or

         o an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder.

ITEM 2.  EXHIBITS.

3.1 Certificate of Incorporation, incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.

3.2 By-laws, incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.







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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  ZANETT, INC.

Date: July 28, 2005               By: /s/ Pierre-Georges Roy
                                     ------------------------------------------
                                     Name:  Pierre-Georges Roy
                                     Title: Chief Legal Officer and Secretary





























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